                                                                    EXHIBIT 23.4


                    [POTTER ANDERSON & CORROON LETTERHEAD]






                              September 3, 1997




Board of Directors
Staten Island Savings Bank
15 Beach Street
Staten Island, New York  10304

Gentlemen:

       We hereby consent to the references to this firm and our opinions in the Registration Statement on form S-1 filed by Staten Island Bancorp, Inc. (the "Company") and all amendments thereto, the Application for Conversion filed by Staten Island Savings Bank, Staten Island, New York (the "Bank") with the Office of Thrift Supervision and all amendments thereto, relating to the conversion of the Bank from the mutual to stock form, the concurrent issuance of the Bank's outstanding capital stock to the Company, and the offering of the Company's common stock.

                                   Very truly yours,

                                   /s/ POTTER ANDERSON & CORROON